Exhibit 99.1

NEWS

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IMMEDIATE RELEASE
FORD MOTOR COMPANY'S MAY U.S. SALES DECLINE 10.5%

FORD EXPLORER MAY SALES ARE HIGHEST THIS YEAR AS ALL-NEW MODEL CONTINUES TO GAIN SHARE IN SUV MARKET

DEARBORN, MI, June 1, 2001 - U.S. customers purchased or leased 372,798 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in May, down 10.5 percent from last year's record May sales.

"I would like to thank our dealers," said Martin Inglis, Vice President, Ford North America. "Once again, they have demonstrated their commitment to customer satisfaction, and that they are the No. 1 retail organization in the car business."

Sales highlights for the month included:

o        Jaguar, Volvo and Land Rover dealers all reported record May sales.

o Lincoln Mercury dealers reported improved showroom traffic and sales of Lincoln Town Car, Continental, LS, and Navigator resulting from an attractive financing program offered by Ford Credit. Lincoln sales were 17,118, down 1.4 percent from a year ago. In addition, Mercury Mountaineer sales were 4,368, up 4.5 percent.

o Ford Explorer, America's best selling sport utility vehicle, achieved May sales of 36,904, its highest sales month in 2001. Since the introduction of the all-new 2002 model, Ford Explorer's share of segment has increased every month. Customer feedback about the new 2002 Explorer has been extremely positive and has contributed to the vehicle's continued success.

"The redesigned 2002 Explorer has generated a lot of excitement from both our customers and our salespeople," said Bert Boeckmann, owner and president of Galpin Ford, the world's largest Ford dealer and Ford Motor Company's number one selling SUV dealer since the Explorer's introduction in 1990. "Customers overwhelmingly cite the improved performance and handling, body styling and third row seating as their favorite new features."

o Ford dealers delivered a record number (69,525) of "No Boundaries" sport utility vehicles (Ford Escape, Explorer, Expedtion, and Excursion). Ford is the best-selling brand of SUVs and one of the few brands to have achieved higher year-to-date sales of SUVs.

o Ford F-Series pickup, America's best selling truck, achieved May sales of 75,952.

The company also announced further production actions to support the tire replacement program. Ford Ranger production at the Twin Cities (MN) and Edison
(NJ) plants will be suspended the week of June 11. Previously, the company announced that production at the Twin Cities and Edison plants would be suspended for two weeks beginning May 28 and that Louisville production would be suspended the week of June 4. In total, 31,000 lights trucks (8,000 Ford Explorers and Mercury Mountaineers and 23,000 Ford Rangers and Mazda B Series pickups) have been cut from the company's second quarter North American production. Presently, the company plans to build 1,130,000 cars and trucks, down 14 percent from the second quarter 2000.